Exhibit 99.1

Under French law and regulations applicable to the Offer, the French offer document relating to the Offer in France must include a description of the financial terms of the offers using a multi-criteria analysis. Since this analysis has been made available in the French offer document, a translation is included herein for information purpose only. Please read carefully the following:

– The analysis was performed solely to comply with French regulations in connection with the preparation of the French offer document and was not prepared with a view towards disclosure in other jurisdictions other than France and Belgium.

– This analysis was not relied on in any manner by Euronext in its discussions with NYSE Group or in connection with establishing the consideration offered in the Offer.

– This analysis does not constitute an opinion of Citigroup Global Markets Limited, Société Générale and/or JPMorgan regarding the fairness of the consideration offered in this offer from a financial point of view or otherwise and is not intended to and does not constitute a recommendation to any Euronext shareholder with respect to the Offers.

Preliminary remarks

Under the Offer, and in accordance with the Combination Agreement, the Initiator is offering Euronext shareholders the right to exchange their shares as follows:

– €21.32 in cash and 0.98 NYSE Euronext share for one Euronext share under the Principal Offer;

– €95.07 for one Euronext share under the Secondary Tender Offer; and

– 1.2633 NYSE Euronext shares for one Euronext share under the Secondary Exchange Offer.

Immediately following the settlement/delivery of the Offer, NYSE Group will be merged with a wholly-owned subsidiary of NYSE Euronext based on a share exchange ratio of one NYSE Group share of common stock for one NYSE Euronext share of common stock. The entity resulting from the Merger will be a wholly-owned subsidiary of NYSE Euronext as defined above. Throughout this section, the value of one NYSE Euronext share is analyzed through the valuation of one NYSE Group share.

4.1      Methodology

The Principal Offer and the Secondary Offers have been assessed using a multi-criteria analysis based on commonly employed valuation methods.

4.1.1   Valuation methods used

The methods employed to analyze the Offer are based on the commonly employed valuation criteria used to value exchange operators. The methods used are:

– Share prices;

– Multiples of comparable listed companies;

– Sum-of-the-parts;

– Discounted future cash flows; and

– Multiples of comparable transactions (for informational purposes only).

4.1.2 Methods eliminated

The following methods were eliminated:

Net assets book value and revalued net assets

These valuation methods were deemed inappropriate given that the intrinsic value of exchange operators such as Euronext and NYSE Group is not necessarily reflected in the book values or the revaluated book values of their assets.

Dividend per share

This method was considered inappropriate as exchange operators are not primarily valued based on dividends paid to shareholders.

4.1.3 Assumptions applied and sources of information

Financials

Unless otherwise stated, the financials of Euronext used to analyze the terms of the Offer are based on its consolidated financial statements under IFRS for the year ended December 31, 2005, on the first three consolidated quarterly financial statements for fiscal year 2006 and on Euronext estimates prepared by NYSE Group management for 2006, 2007 and 2008.

Euronext’s 2005 net income was adjusted upward for non-recurring items of €7.5 million before tax (or €5.0 million after tax based on an effective tax rate of 32.7%) . Net income for the first nine months of 2006 was also adjusted upward by €14.3 million after tax (based on an effective tax rate of 30.4%) . These adjustments relate to capital gains on asset sales and non-recurring expenses related to combination projects.

The value per share of Euronext share implied by the different evaluation methods are based on 112,275,832 diluted shares (excluding treasury shares) (source: Euronext management as of September 30, 2006).

Multiples

The methods using multiples of comparable listed companies are based on multiples of share price divided by earnings per share (“EPS”), referred to in the following analysis as “PER” (Price Earnings Ratio). These multiples were selected because they reflect both the growth and profitability perspectives of Euronext’s businesses.

Revenue multiples were not applied because they do not take into account the underlying profitability of either company. Multiples of Entreprise Value to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) were not applied because they are not traditionally used to evaluate companies in this sector.

Foreign exchange rates

The analysis of the share prices of NYSE Group in euros is based on the euro/US dollar noon buying rate published by the Federal Reserve Bank of New York.

Market data

The share price analysis is based (i) on the closing or the volume weighted average share prices, as the case may be, and the volumes traded of the Euronext shares on Euronext Paris and (ii) on the closing or the volume weighted average share price, as the case may be, and the volumes traded of the NYSE Group shares on all markets, except as noted otherwise (sources: FactSet and Bloomberg). Volume-weighted average prices of Euronext share data have been adjusted prior to August 10, 2006, which corresponds to the first day when the Euronext share traded excluding the €3 extraordinary dividend announced in May-06.

The market for the Euronext stock is liquid with an average trading volume of 758,738 shares per day over the twelve months prior to the filing of the Offer, representing approximately 0.68% of Euronext capital stock. Euronext provides regular disclosure of its financial results, outlook, and the development of its businesses. Euronext is also frequently the subject of financial analysts’ reports. Therefore, the share price of a Euronext share can be considered as reflecting the information available to the public and therefore constitutes a relevant indicator of the value of the company.

The market for NYSE Group shares is liquid with an average daily trading volume of 3,256,644 shares between March 8, 2006 (the first day of listing of NYSE Group) and the filing of the Offer, which represents approximately 2.1% of the capital of NYSE Group. NYSE Group provides regular disclosure of its financial results, outlook and the development of its businesses. NYSE Group is also frequently the subject of financial analysts’ reports. Therefore, the share price of a NYSE Group share can be considered as reflecting the information available to the public and therefore constitutes a relevant indicator of the value of the company.

Dates used for the share prices

The Principal Offer and the Secondary Offers were analyzed on the basis of the following:

– the share prices and volumes of Euronext and NYSE Group on January 8, 2007, which is the last trading day before the filing of the Offer with the AMF, and the volume weighted averages of share prices and the volumes until that date;

– the share prices and volumes of Euronext and NYSE Group on May 31, 2006, which is the last trading day before the Offer announcement, and the volume weighted averages of share prices and the volumes until that date.

4.2 Terms of the Principal Offer and of the Secondary Offers

Principal Offer

Under the terms of the Principal Offer, Euronext shareholders will receive €21.32 in cash and 0.98 NYSE Euronext shares for each Euronext share. Based on the last closing share price of NYSE Group prior to the filing of the Offer ($105.94 on January 8, 2007), and on an exchange rate of $1.3023 per euro on the same date, the Principal Offer has an implied value of €101.04, calculated as: ((0.98 x $105.94) / 1.3023) + €21.32.

Secondary Offers

Pursuant to the Combination Agreement, the considerations offered under the Secondary Tender Offer and the Secondary Exchange Offer are based on the volume weighted average share price of NYSE Group on the New York Stock Exchange over the last 10 trading days prior to the filing of the Offer with the AMF, converted into euros on the basis of the average exchange rate for this period. Over this period and on this basis, the volume weighted average price of one NYSE Group share was $98.75, or €75.26 (on the basis of an average exchange rate of USD 1.3121 per euro over this period).

Considering that one NYSE Euronext share is equivalent to one NYSE Group share, this results in:

– an implied value of €95.07 ((0.98 x $98.75 / 1.3121) + €21.32) per Euronext share, which is the cash consideration offered in the Secondary Tender Offer;

– an implied stock consideration of 1.2633 NYSE Euronext shares ((0.98 x $98.75 / 1.3121 + €21.32) / ($98.75 / 1.3121)) per Euronext share, which is the stock consideration offered in the Secondary Exchange Offer. Based on the last closing share price of NYSE Group prior to the filing of the Offer of $105.94 and an exchange rate of $1.3023 per euro on January 8, 2007, the Secondary Exchange Offer has an implied value of €102.77, calculated as: ((1.2633 x $105.94) / 1.3023) .

Note

Based on the last closing share price of NYSE Group before the Offer filing (January 8, 2007), the implied value of the Principal Offer stands at €101.04, which is 6.28% higher than the value offered by the Secondary Tender Offer (€95.07) and 1.68% lower than the implied value of the Secondary Exchange Offer (€102.77) . These differences may vary after the filing of the Offer due to changes in the price of the NYSE Group share and in the euro/US dollar exchange rate.

Section 4.3 below provides an analysis of the premiums offered by the Principal Offer and the Secondary Offers under the various valuation methods applied.

4.3 Assessment of the Offer under the various valuation methods applied

Preliminary remarks on the calculation of the premiums offered:

For the share price analysis:

– The premiums offered under the Principal Offer are based on an implied value of the Principal Offer which is calculated on the basis of the volume weighted average share prices of NYSE Group on the dates and for the periods considered (until January 8, 2007 and until May 31, 2006).

– The premiums arising from the Secondary Tender Offer were calculated on the basis of the fixed value of €95.07 offered to the Euronext shareholders.

– The premiums arising from the Secondary Exchange Offer were calculated by comparing the stock consideration of 1.2633 NYSE Euronext shares per Euronext share offered to Euronext shareholders, to the implied exchange ratio of Euronext shares to NYSE Group shares (converted into euros) calculated on the basis of the volume weighted average share prices and the average euro/US dollar exchange rates on the dates and for the periods considered.

In order to reflect the situation prevailing at the time the Offer was announced (June 1, 2006), the premiums of the Secondary Offers have been also been presented on the basis of a value of Secondary Offers calculated using the volume weighted average share price of NYSE

Group and the average euro/US dollar exchange rate over the last 10 trading days preceding the announcement of the Offer (until May 31, 2006).

For the other valuation methods:

For each of these valuation methods, the premiums offered by the Principal Offer and the Secondary Exchange Offer were calculated using the implied values of the Principal Offer and the Secondary Exchange Offer calculated on the basis of the last closing share price of NYSE Group before the filing of the Offer, namely an implied value of €101.04 for the Principal Offer and €102.77 for the Secondary Exchange Offer. The premiums arising from the Secondary Tender Offer were calculated on the basis of the fixed value of €95.07 offered to Euronext shareholders.

4.3.1 Share prices

Analysis of the Principal Offer based on the share price of Euronext

The table below summarizes the premiums offered by the Principal Offer based on:

– the last share price of Euronext and NYSE Group before filing the Offer (January 8, 2007) and the volume weighted average share price until that date;

– and the last share price of Euronext and NYSE Group before the announcement of the Offer (May 31, 2006) and the volume weighted average share prices until that date.

	Euronext Share Price	NYSE Group Share Price	NYSE Group Share Price (1)	Implied Value of the Principal	Premium / (Discount) Offered by the

Period	(€)	($)	(€)	Offer (€)	Principal Offer

Closing Share Price Before the Offer Filing
(January 8, 2007)	€ 95.00	$ 105.94	€ 81.35	€ 101.04	6.4%
1-month Weighted Average	€ 90.11	$ 99.48	€ 75.69	€ 95.50	6.0%
3-month Weighted Average	€ 87.18	$ 94.33	€ 73.00	€ 92.86	6.5%
6-month Weighted Average	€ 81.09	$ 85.65	€ 66.77	€ 86.76	7.0%
Weighted Average since June 1, 2006 (2)	€ 77.54	$ 80.77	€ 63.09	€ 83.15	7.2%
Weighted Average since March 8, 2006 (3)	€ 73.11	$ 78.15	€ 61.60	€ 81.68	11.7%

Closing Share Price Before the Offer Announcement
(May 31, 2006)	€ 64.04	$ 59.80	€ 46.60	€ 66.99	4.6%
1-month Weighted Average	€ 67.89	$ 65.47	€ 51.28	€ 71.57	5.4%
Weighted Average since March 8, 2006 (3)	€ 65.54	$ 73.24	€ 59.10	€ 79.24	20.9%

(1) Price of the NYSE Group share converted into euros on the basis of the average USD/€ exchange rate for the period in question.
(2) June 1, 2006 is the date of the announcement of the Offer.
(3) March 8, 2006 is the first day of trading of NYSE Group following the merger between NYSE and Archipelago.

Based on the Euronext share price before the filing of the Offer, the Principal Offer reflects a premium ranging from 6.0% to 11.7% depending on the period.

Based on the Euronext share price before the announcement of the Offer, the Principal Offer reflects a premium ranging from 4.6% to 20.9% depending on the period.

Analysis of the Secondary Tender Offer on the basis of the Euronext share price

The table below summarizes the premiums offered by the Secondary Tender Offer as determined by comparing the fixed value of €95.07 proposed by the Secondary Tender Offer to: the last Euronext share price before filing the Offer (January 8, 2007) and the volume weighted average share prices until that date; and

– the last Euronext share price before the announcement of the Offer (May 31, 2006) and the volume weighted average share prices until that date.

	Euronext Share Price	Premium / (Discount) Offered by
Period	(€)	the Tender Offer

Closing Share Price Before the Offer Filing
(January 8, 2007)	€ 95.00	0.1%
1-month Weighted Average	€ 90.11	5.5%
3-month Weighted Average	€ 87.18	9.1%
6-month Weighted Average	€ 81.09	17.3%
Weighted Average since June 1, 2006 (1)	€ 77.54	22.6%
Weighted Average since March 8, 2006 (2)	€ 73.11	30.0%

Closing Share Price Before the Offer Announcement
(May 31, 2006)	€ 64.04	48.5%
1-month Weighted Average	€ 67.89	40.0%
Weighted Average since March 8, 2006 (3)	€ 65.54	45.1%

(1) June 1, 2006 is the date of the announcement of the Offer.
(2) March 8, 2006 is the first day of trading of NYSE Group following the merger between NYSE and Archipelago.

Based on the Euronext closing share prices before the filing of the Offer, the Secondary Tender Offer reflects a premium ranging from 0.1% to 30.0% depending on the period.

Based on the Euronext closing share prices before the announcement of the Offer, the Secondary Tender Offer reflects a premium ranging from 40.0% to 48.5% depending on the period.

In order to reflect the situation prevailing at the time the Offer was announced, the table below summarizes the premiums offered by the Secondary Tender Offer calculated using the volume weighted average share prices of NYSE Group and the average euro/US dollar exchange rate over the last 10 trading days prior to the announcement of the Offer (i.e. €68.75) .

		Premium / (Discount) Offered
Period	Euronext Share Price (€)	by the Tender Offer (1)

Closing Share Price Before the Offer
Announcement (May 31, 2006)	€ 64.04	7.4%
1-month Weighted Average	€ 67.89	1.3%
Weighted Average since March 8, 2006	€ 65.54	4.9%

(1) Based on the implied value of the Secondary Tender Offer using the volume-weighted average share price of NYSE Group and the average USD/€ exchange rate over the 10 trading days before the announcement, i.e. €68.75.

On the basis of the share prices before the announcement of the Offer, the Secondary Tender Offer reflects a premium ranging from 1.3% to 7.4% depending on the period.

Valuation of the Secondary Exchange Offer based on the Euronext and NYSE Group share prices

The table below summarizes the premiums offered by the Secondary Exchange Offer as follows:

– by comparing the stock consideration offered (1.2633 NYSE Euronext shares per Euronext share) and the exchange ratios calculated based on the share prices of Euronext and NYSE Group before the filing of the Offer (January 8, 2007) and the volume weighted average share prices until that date; and

– by comparing the stock consideration offered (1.2633 NYSE Euronext shares per Euronext share) and the exchange ratios calculated based on the share prices of Euronext and NYSE Group before the Offer was announced (May 31, 2006) and the volume weighted average share prices until that date.

	Euronext	NYSE Group	NYSE Group		Premium / (Discount)
	Share Price	Share Price	Share Price (1)	Implied	Offered by the
Period	(€)	($)	(€)	Exchange Ratio	Exchange Offer

Closing Share Price Before the Offer Filing
(January 8, 2007)	€ 95.00	$ 105.94	€ 81.35	1.1678x	8.2%
1-month Weighted Average	€ 90.11	$ 99.48	€ 75.69	1.1905x	6.1%
3-month Weighted Average	€ 87.18	$ 94.33	€ 73.00	1.1942x	5.8%
6-month Weighted Average	€ 81.09	$ 85.65	€ 66.77	1.2144x	4.0%
Weighted Average since June 1, 2006 (2)	€ 77.54	$ 80.77	€ 63.09	1.2291x	2.8%
Weighted Average since March 8, 2006 (3)	€ 73.11	$ 78.15	€ 61.60	1.1869x	6.4%

Closing Share Price Before the Offer Announcement
(May 31, 2006)	€ 64.04	$ 59.80	€ 46.60	1.3743x	(8.1%)
1-month Weighted Average	€ 67.89	$ 65.47	€ 51.28	1.3240x	(4.6%)
Weighted Average since March 8, 2006 (3)	€ 65.54	$ 73.24	€ 59.10	1.1089x	13.9%

(1) Price of the NYSE Group share converted into euros on the basis of the average USD/€ exchange rate for the period in question.
(2) June 1, 2006 is the date of the announcement of the Offer.
(3) March 8, 2006 is the first day of trading of NYSE Group following the merger between NYSE and Archipelago.

On the basis of the implied exchange ratios calculated before the filing of the Offer, the Secondary Exchange Offer reflects a premium ranging from 2.8% to 8.2% depending on the period.

On the basis of the implied exchange ratios calculated before the announcement of the Offer, the valuation of the Secondary Exchange Offer reflects a premium/(discount) ranging from (8.1%) to 13.9% depending on the periods. The implied premiums / (discounts) offered by the Secondary Exchange Offer calculated on the basis of the share prices before June 1, 2006 can be explained by the relative share price performance of NYSE Group and Euronext since the announcement of the Offer. Over that period, the outperformance of NYSE Group shares resulted in a decrease in the relative exchange ratio.

In order to reflect the situation prevailing at the time the Offer was announced, the table below also summarizes the implied premiums resulting from the comparison between:

– the stock consideration of the Secondary Exchange Offer calculated on the basis of the volume weighted average price of NYSE Group and the average euro/US dollar exchange rate over the last 10 trading days preceding the announcement of the Offer (until May 31, 2006), which is a ratio of 1.4205; and

– the implied exchange ratios resulting from the share prices of NYSE Group and Euronext before the announcement of the Offer (May 31, 2006) and the volume weighted average share prices until that date.

					Premium /
	Euronext	NYSE Group	NYSE Group	Implied	(Discount)
	Share Price	Share Price	Share Price (1)	Exchange	Offered by the
Period	(€)	($)	(€)	Ratio	Exchange Offer (2)

Closing Share Price Before the Offer
Announcement (May 31, 2006)	€ 64.04	$ 59.80	€ 46.60	1.3743x	3.4%
1-month Weighted Average	€ 67.89	$ 65.47	€ 51.28	1.3240x	7.3%
Weighted Average since March 8, 2006	€ 65.54	$ 73.24	€ 59.10	1.1089x	28.1%

(1) Price of one NYSE Group share converted into euros on the basis of the average USD/€ exchange rate for the period.
(2) Based on the implied exchange ratio calculated using the volume-weighted average share price of NYSE Group and the average USD/€ exchange rate over the 10 trading days prior to the announcement,1.4205.

On the basis of the exchange ratios calculated before the Offer announcement, the Secondary Exchange Offer reflects a premium ranging from 3.4% to 28.1% depending on the period.

4.3.2 Multiples of comparable listed companies

Method

This method consists in applying the trading multiples observed for comparable companies to the company’s estimated financials in order to obtain the implied value per share of the company analyzed.

Multiples used

The multiples used in this analysis are PERs estimated for 2006, 2007 and 2008.

Sampling used

The sampling used consists of the following companies, which are all exchange operators:

– Australian Stock Exchange Limited;

– Bolsas y Mercados Españoles;

– Deutsche Börse AG;

– Hong Kong Exchanges and Clearing Limited;

– International Securities Exchange, Inc.;

– London Stock Exchange plc;

– Nasdaq Stock Market Inc;

– OMX Aktiebolag (“OMX”);

– Singapore Exchange Limited; and

– TSX Group Inc.

Data used

The EPS forecasts used for Euronext in this analysis were prepared by the management of NYSE Group.

For the comparable companies used, the EPS estimates were obtained from the First Call and Institutional Brokers Estimate System (IBES) services, as provided by Thomson Financial and FactSet. All the multiples of the comparable companies are calculated on the basis of the share prices on January 8, 2007 (source: FactSet).

Results

The following table presents the results of this analysis:

	Price per Share / Earnings per Share

	2006E	2007E	2008E

High	44.8x	36.8x	32.9x
Median	26.2x	21.7x	18.5x
Mean	28.5x	23.4x	20.6x
Low	18.0x	16.4x	14.2x

Implied Value per Euronext Share
Median	€ 74.59	€ 74.46	€ 76.39
Mean	€ 81.02	€ 80.17	€ 85.05

Premium / (Discount) Offered by the Principal Offer (1)
Median	35.5%	35.7%	32.3%
Mean	24.7%	26.0%	18.8%
Premium / (Discount) Offered by the Tender Offer (2)
Median	27.5%	27.7%	24.5%
Mean	17.3%	18.6%	11.8%
Premium / (Discount) Offered by the Exchange Offer (1)
Median	37.8%	38.0%	34.5%
Mean	26.8%	28.2%	20.8%

(1) Based on the most recent closing share price of NYSE Group before the filing of the Offer.
(2) Based on the value offered by the Secondary Tender Offer (€95.07).

4.3.3 Sum-of-the-Parts

The sum-of-the-parts analysis consists in valuing separately each Euronext business segment (Cash Trading/Listing, Derivatives Trading and Other Businesses) in order to obtain the implied value per share of Euronext.

The activities below correspond to the business segments as presented in the Euronext consolidated financial statements, subject to the following reservations:

– "Cash Trading/Listing" includes Euronext's participation in MTS;

– "Derivatives Trading " corresponds to the comparable segment as stated in Euronext’s consolidated financial statements; and

– "Other Businesses" includes all other Euronext activities (including the sale of market data, settlement-delivery and custodial services, software sales).

For each business segment, an estimate of net income for 2007 was established on the basis of its respective contribution to the consolidated operating income of Euronext for the first three quarters of 2006, and of the estimate of Euronext's 2007 consolidated net income prepared by the management of NYSE Group.

The valuation multiples applied to each segment are based on the PER observed for comparable traded companies (listed below).

The following table presents the results of this analysis:

Sum-of-the-Parts Analysis

(€ in millions except per share statistics)	2007E PER		Implied Valuation

Segment:	Median	Mean	Median	Mean

Cash Trading/Listing (1)	22.1 x	22.7 x	€ 3,518	€ 3,614
Derivatives Trading (2)	37.8 x	34.0 x	6,138	5,511
Other Businesses (3)	17.7 x	20.2 x	1,131	1,294

Total	28.0 x	27.0 x	€ 10,787	€ 10,418
Implied Value Per Euronext Share			€ 96.08	€ 92.79

Premium / (Discount) Offered by the Principal Offer (4)			5.2%	8.9%
Premium / (Discount) Offered by the Tender Offer (5)			(1.0%)	2.5%
Premium / (Discount) Offered by the Exchange Offer (4)			7.0%	10.7%

(1)	Comparable companies used: NASDAQ Stock Market Inc, Australian Stock Exchange Limited, London Stock Exchange
	plc, TSX Group Inc, International Securities Exchange Inc.
(2)	Comparable companies used: Chicago Mercantile Exchange Holdings Inc, IntercontinentalExchange, Inc., Nymex
Holdings, Deutsche Börse AG.
(3)	Comparable companies used: Sage Group PLC, Computershare Ltd, Atos Origin, Business Objects S.A., Misys PLC,
	SimCorp A/S, Temenos Group AG, Royalblue Group PLC, GL Trade, Linedata Services, ORC Software AB.
(4)	Based on the last share price of NYSE Group stock before filing the Offer.
(5)	Based on the value offered by the Secondary Tender Offer (€95.07).

4.3.4 Discounted future cash flows

This method consists in calculating the present value of future free cash flows available to shareholders. This analysis assumes zero net financial debt at December 31, 2006 and over the following years. The cash flows were estimated as follows:

Net income + amortization and depreciation – capital expenditures – change in working capital requirements

This method was applied to estimated future cash flows for the period 2007-2011, a period at the end of which a terminal value was calculated (see below).

This analysis was prepared on the basis of estimated Euronext net income prepared by the management of NYSE Group for 2007 and 2008, and the following assumptions:

– annual growth rate of revenues of 10% between 2009 and 2011;

– convergence of amortization, depreciation and capital expenditures between 2009 and 2011;

– change in working capital requirements equal to 25% of the annual change in revenues;

– terminal value estimated by alternatively applying:

a) a normative flow equal to net income and a perpetuity growth rate of 3%;

b) a range of multiples between 16x and 18x estimated net income (range based on the average historical PER of Euronext and comparable listed companies);

– discount rate between 9.4% and 12.0% (see detailed assumptions below);

– mid-year convention assuming free cash flows at June 30 of each year

– terminal value calculated as of 12/31/11; and

– valuation calculated as of December 31, 2006.

Discount rate

Since the cash flows used herein are free cash flows for shareholders and, based on the assumption of zero net financial debt at December 31, 2006 and over the following years, the discount rate corresponds to the estimated cost of equity of Euronext.

The cost of equity was calculated on the basis of:

– an asset beta of 1.36, calculated on the basis of the median asset betaof the comparable companies selected in Section 4.3.2;

– a risk free rate of 4% (30-year French Treasury Bonds (OAT) yield; December 2006);

– an equity risk premium ranging from 4% to 6%.

Results

The following table presents the results of the analysis based on the terminal value calculated on a perpetuity growth rate basis:

Discount		Implied Value Per Share with a Terminal Value
Rate		Based on a 3% Perpetuity Growth Rate

9.4%			€ 82.82
10.1%			€ 74.83
10.7%			€ 68.21
11.4%			€ 62.62
12.0%			€ 57.85

	Low	Median	Mean	High

Implied Value Per Euronext Share	€ 57.85	€ 68.21	€ 69.27	€ 82.82
Premium / (Discount) Offered by the Principal Offer (1)	74.6%	48.1%	45.9%	22.0%
Premium / (Discount) Offered by the Tender Offer (2)	64.3%	39.4%	37.3%	14.8%
Premium / (Discount) Offered by the Exchange Offer (1)	77.6%	50.7%	48.4%	24.1%

(1) Based on the most recent closing price of NYSE Group before the filing of the Offer.
(2) Based on the value offered by the Secondary Tender Offer (€95.07).

The analysis based on a perpetuity growth rate indicates a premium ranging from 37.3% to 50.7% depending on whether the mean or the median is used.

The following table presents the results of the analysis based on a terminal value calculated on the basis of a forward net income multiple:

Implied Value Per Share with a Terminal
Discount		Value Based on a Forward Net Income Multiple of :
Rate		16.0x	17.0x	18.0x

9.4%		€ 84.72	€ 88.92	€ 93.12
10.1%		€ 82.49	€ 86.57	€ 90.64
10.7%		€ 80.34	€ 84.30	€ 88.25
11.4%		€ 78.26	€ 82.10	€ 85.94
12.0%		€ 76.25	€ 79.98	€ 83.71

	Low	Median	Mean	High

Implied Value Per Euronext Share	€ 76.25	€ 84.30	€ 84.37	€ 93.12
Premium / (Discount) Offered by the Principal Offer (1)	32.5%	19.9%	19.8%	8.5%
Premium / (Discount) Offered by the Tender Offer (2)	24.7%	12.8%	12.7%	2.1%
Premium / (Discount) Offered by the Exchange Offer (1)	34.8%	21.9%	21.8%	10.4%

(1) Based on the most recent closing share price of NYSE Group stock before filing of the Offer.
(2) Based on the value offered by the Secondary Tender Offer (€95.07).

The analysis based on a forward earnings multiple indicates a premium ranging from 12.7% to 21.9% depending on whether the average or the median is used.

4.3.5 Multiples of comparable transactions (for informational purposes only)

Method

This analysis consists in comparing the multiples observed in significant transactions announced in the industry of Euronext. The multiples of the comparable transactions are applied to Euronext’s financials to obtain an implied value per share of Euronext.

This method is presented for informational purposes only. The following factors should be considered when reviewing the results of this information-only analysis:

– the transaction universe used below consists primarily of acquisitions rather than combinations between equals;

– a significant portion of the target companies in the transactions below are derivative trading platforms, for which growth perspectives and valuation multiples are significantly higher than those for companies with a more diversified and balanced portfolio of activities between cash trading and derivatives trading; and

– the multiples observed depend on parameters specific to each target and on the particular negotiation context of each transaction.

As a result, this method presents a limited relevance for an assessment of the terms of the combination of equals between NYSE Group and Euronext.

Multiples and transaction universe used

This method is based on the ratio between the transaction equity value for the target companies in the comparable transactions divided by the net income of these companies. This ratio is calculated on the basis of the operating net income for the last twelve months preceding the announcement of each comparable transaction (as available per company filings). The transaction universe consists of the following:

– NASDAQ Stock Market Inc. / London Stock Exchange plc (November 20, 2006);

– Chicago Mercantile Exchange Holdings Inc / CBOT Holdings, Inc. (October 17, 2006);

– IntercontinentalExchange, Inc. / New York Board of Trade (September 14, 2006);

– Australian Stock Exchange Limited / SFE Corporation Limited (March 27, 2006);

– NYSE / Archipelago (April 20, 2005);

– OMX / Copenhagen Stock Exchange A/S (November 15, 2004);

– Euronext / Bolsa de Valores de Lisboa (December 13, 2001); and

– Euronext / LIFFE (Holdings) plc (October 29, 2001).

Results

The table below presents the results of this analysis:

Transaction Equity Value /
Last-Twelve-Month Operating Net Income

High	55.1x
Median	30.3x
Mean	34.6x
Low	18.2x

Implied Value per Euronext Share
Median	€ 97.59
Mean	€ 111.19
Premium / (Discount) Offered by the Principal Offer (1)
Median	3.5%
Mean	(9.1%)
Premium / (Discount) Offered by the Tender Offer (2)
Median	(2.6%)
Mean	(14.5%)
Premium / (Discount) Offered by the Exchange Offer (1)
Median	5.3%
Mean	(7.6%)

(1) Based on the most recent closing share price of NYSE Group stock before filing of the Offer.
(2) Based on the value offered by the Secondary Tender Offer (€95.07).

4.4   Summary of valuation criteria for the Offer

The table below summarizes the premiums offered under the Principal Offer and the Secondary Offers based on the most relevant valuation methods discussed above.

	Euronext Value Per Share (€)	Premium / (Discount) Offered by the Principal Offer (1)	Premium / (Discount) Offered by the Tender Offer (3)	Premium / (Discount) Offered by the Exchange Offer (1)

Methodology

Share prices (2)

Closing Share Price Before Filing of the Offer
(January 8, 2007)	€ 95.00	6.4%	0.1%	8.2%
1-month Weighted Average	€ 90.11	6.0%	5.5%	6.1%
3-month Weighted Average	€ 87.18	6.5%	9.1%	5.8%
6-month Weighted Average	€ 81.09	7.0%	17.3%	4.0%
Weighted Average since June 1, 2006	€ 77.54	7.2%	22.6%	2.8%
Weighted Average since March 8, 2006	€ 73.11	11.7%	30.0%	6.4%

Comparable Companies Analysis

2006E EPS
Median	€ 74.59	35.5%	27.5%	37.8%
Mean	€ 81.02	24.7%	17.3%	26.8%
2007E EPS
Median	€ 74.46	35.7%	27.7%	38.0%
Mean	€ 80.17	26.0%	18.6%	28.2%
2008E EPS
Median	€ 76.39	32.3%	24.5%	34.5%
Mean	€ 85.05	18.8%	11.8%	20.8%

Sum-of-the-Parts Analysis

Median	€ 96.08	5.2%	(1.0%)	7.0%
Mean	€ 92.79	8.9%	2.5%	10.7%

Discounted Cash Flow Analysis

Terminal Value Based on a Perpetuity Growth Rate
Median	€ 68.21	48.1%	39.4%	50.7%
Mean	€ 69.27	45.9%	37.3%	48.4%
Terminal Value Based on a Net Income Multiple
Median	€ 84.30	19.9%	12.8%	21.9%
Mean	€ 84.37	19.8%	12.7%	21.8%

(1) Based on the most recent closing share price of NYSE Group before the filing of the Offer, except for the share prices analysis.
(2) Premiums offered by the Principal Offer and the Secondary Exchange Offer calculated on the basis of the weighted average prices and the average USD/€ exchange rate for the period in question.
(3) Based on the exchange value under the Secondary Tender Offer (€95.07).

*                   *                   *

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this document contains forward-looking statements, which involve a number of risks and uncertainties. NYSE Group, Inc. (“NYSE Group”), Euronext N.V. (“Euronext”) and NYSE Euronext, Inc. (“NYSE Euronext”) caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving NYSE Group and Euronext, including estimated revenue and cost synergies, NYSE Euronext’s plans, objectives, expectations and intentions and other statements that are not historical facts. Additional risks and factors are identified in NYSE Group’s and NYSE Euronext’s filings with the U.S. Securities Exchange Commission (the “SEC”), including NYSE Group’s Annual Report on Form 10-K for the fiscal year ending December 31, 2005 and NYSE Euronext’s Registration Statement on Form S-4 (File No. 333-137506), which are available on NYSE Group’s website at http://www.nyse.com and the SEC’s website at SEC's Web site at www.sec.gov., and in Euronext’s filings with the Autoriteit Financiële Markten (Authority for the Financial Markets) in The Netherlands, including its annual report and registration document for 2005, which is available on Euronext’s website at http://www.euronext.com. The parties undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information About the Pending Transaction

In connection with the proposed business combination transaction between NYSE Group and Euronext, a newly formed holding company, NYSE Euronext, has filed with the SEC a Registration Statement on Form S-4 (File No. 333-137506) (the “S-4”) that includes a proxy statement of NYSE Group, a shareholder circular of Euronext, and an exchange offer prospectus, each of which constitutes a prospectus of NYSE Euronext. The parties have filed other publicly available relevant documents concerning the proposed transaction with the SEC. The SEC declared the S-4 effective on November 27, 2006.

NYSE GROUP STOCKHOLDERS AND EURONEXT SHAREHOLDERS ARE URGED TO READ THE FINAL PROXY STATEMENT/PROSPECTUS, SHAREHOLDER CIRCULAR/PROSPECTUS AND EXCHANGE OFFER PROSPECTUS REGARDING THE PROPOSED BUSINESS COMBINATION TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

You may obtain a free copy of the S-4, the final proxy statement/prospectus, the final shareholder circular prospectus, and, if and when such document becomes available, exchange offer prospectus and other related documents filed by NYSE Group and NYSE Euronext with the SEC at the SEC’s Web site at www.sec.gov. The final proxy statement/prospectus, shareholder circular/prospectus and, if and when it becomes available, exchange offer prospectus and the other documents may also be obtained for free by accessing NYSE Group’s Web site at http://www.nyse.com.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.